Exhibit 23.5

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-193026 of Prosperity Bancshares, Inc. on Form S-4 of our report dated February 7, 2012, on our audits of the consolidated financial statements of American State Financial Corporation as of December 31, 2011 and 2010 and for the three years ended December 31, 2011, and our report dated February 7, 2012 on the effectiveness of American State Financial Corporation’s internal control over financial reporting as of December 31, 2011. We also consent to the references to our firm under the caption “Experts” in the proxy statement/prospectus, which is part of this Registration Statement.

/s/ BKD, LLP
BKD, LLP
San Antonio, Texas
February 25, 2014